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Exhibit 21.1 - LIST OF SUBSIDIARIES
1. Exabyte FSC Ltd.
2. Nihon Exabyte Corporation
3. Exabyte (Scotland) Ltd.*
4. Exabyte (Europe) B.V.
5. Exabyte Magnetics GmbH*
6. Exabyte (Singapore) Pte. Ltd.
7. Ecrix Corporation
* In the process of being closed.